UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2023

Ciena Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36250

Delaware	23-2725311
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 694-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CIEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Refinancing of Existing Term Loans

Pursuant to a Credit Agreement, dated July 15, 2014, as amended (the “Credit Agreement”), by and among Ciena Corporation (“Ciena”), the lenders party thereto, and Bank of America, N.A., as administrative agent (“Bank of America”), Ciena maintained (i) a senior secured term loan with an outstanding aggregate principal amount as of October 24, 2023 of approximately $668.7 million and maturing on September 28, 2025 (the “Existing 2025 Term Loan”), and (ii) a senior secured term loan with an outstanding aggregate principal amount as of October 24, 2023 of approximately $497.5 million and maturing on January 19, 2030 (together with the Existing 2025 Term Loan, the “Existing Term Loans”).

On October 24, 2023 (the “Closing Date”), Ciena, as borrower, and Ciena Communications, Inc., Ciena Government Solutions, Inc., Ciena Communications International, LLC and Blue Planet Software, Inc., as guarantors, entered into an Incremental Amendment Agreement to the Credit Agreement with the lenders party thereto and Bank of America (the “Amendment”) pursuant to which Ciena incurred a new single tranche of senior secured term loans in an aggregate principal amount of $1.17 billion (the “New Term Loan”). The proceeds of the New Term Loan, together with cash on hand, were used to repay in full the Existing Term Loans, including accrued interest, and pay transaction fees and expenses. The Amendment amends the Credit Agreement and provides that the New Term Loan will, among other things:

•	mature on October 24, 2030;

•	amortize in equal quarterly installments in aggregate amounts equal to 0.25% of the principal amount of the New Term Loan as of the Closing Date, with the balance payable at maturity;

•

be subject to mandatory prepayment upon the occurrence of certain specified events substantially similar to the Existing Term Loans, including upon the occurrence of certain specified events such as asset sales, debt issuances, and receipt of annual Excess Cash Flow (as defined in the Credit Agreement);

•

bear interest, at Ciena’s election, at a per annum rate equal to (a) SOFR (subject to a floor of 0.00%) plus an applicable margin of 2.00%, or (b) a base rate (subject to a floor of 1.00%) plus an applicable margin of 1.00%; and

•

be repayable at any time at Ciena’s election, provided that repayment of the New Term Loan with proceeds of certain indebtedness prior to April 24, 2024 will require a prepayment premium of 1% of the aggregate principal amount of such prepayment.

Among other things, the Amendment also amends the Credit Agreement by (i) modifying the “accordion” feature to provide for incremental term loan facilities (the “Incremental Term Loans”) in an aggregate amount not to exceed the sum of (A) the greater of (1) $640 million and (2) an amount equal to consolidated EBITDA on a pro forma basis for the most recently ended four-quarter period and (B) an amount (1) in the case of secured incremental term facilities that rank pari passu with or junior to the New Term Loan, such that the Total Secured Net Leverage Ratio (as defined in the Credit Agreement) would not be greater than 3.00 to 1.00 at the time of incurrence and (2) in the case of unsecured incremental term facilities, such that the Interest Coverage Ratio (as defined in the Credit Agreement) would not be less than 2.00 to 1.00 at the time of incurrence, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Credit Agreement, to provide such increased amounts and (ii) amending certain negative covenants.

Replacement of Existing ABL Credit Facility with New Revolving Credit Facility

Pursuant to an ABL Credit Agreement, dated October 28, 2019, as amended (the “ABL Credit Agreement”), by and among Ciena, certain of its subsidiaries, the lenders party thereto (the “ABL Lenders”), and Bank of America, Ciena maintained a senior secured asset-based revolving credit facility of up to $300 million and maturing on September 25, 2025 (the “Existing ABL Facility”).

On the Closing Date, pursuant to the Amendment, Ciena also incurred a new senior secured revolving credit facility of $300 million (the “Revolving Credit Facility”), which replaces the Existing ABL Facility. Ciena has the option to increase the total revolving commitments under the Revolving Credit Facility to $450 million, subject to certain conditions, including obtaining commitments from one or more lenders. The Amendment provides that $200 million of the Revolving Credit Facility is available for issuances of letters of credit and allows for swingline loans in an amount not to exceed $50 million. On or about the Closing Date, Ciena transferred to the Revolving Credit Facility certain outstanding letters of credit initially issued under the Existing ABL Facility with an undrawn amount of approximately $65.1 million. (the “Existing Letters of Credit”). There were no borrowings outstanding under the Existing ABL Facility as of the Closing Date. Ciena expects to use the Revolving Credit Facility to support the issuance of letters of credit that arise in the ordinary course of its business and for general corporate purposes.

The Amendment provides that the Revolving Credit Facility will, among other things:

•	mature on October 24, 2028;

•

bear interest on outstanding borrowings, at Ciena’s election, at a per annum rate equal to (a) SOFR (subject to a floor of 0.00%) plus a credit spread adjustment of 0.10% plus an applicable margin ranging from 1.375% to 2.00%, or (b) a base rate (subject to a floor of 1.00%) plus an applicable margin ranging from 0.375% to 1.00%, in each case, with the actual margin determined according to the Total Net Leverage Ratio (as defined in the Credit Agreement);

•

have a commitment fee payable on the unused portion of the Revolving Credit Facility at a per annum rate ranging from 0.225% to 0.300%, with the actual rate determined according to the Total Net Leverage Ratio; and

•

include a restriction on the aggregate amount of Incremental Term Loans and certain other indebtedness that can be incurred in the future equal to an amount that would not result in the Total Net Leverage Ratio exceeding 5.00 to 1.00 at the time of incurrence.

The obligations under the Revolving Credit Facility are guaranteed by all of Ciena’s subsidiaries that currently, or in the future are required to, guarantee the obligations of the New Term Loan, including, as of the Closing Date, Ciena Communications, Inc., Ciena Government Solutions, Inc., Ciena Communications International, LLC and Blue Planet Software, Inc., and are secured on a pari passu basis with the New Term Loan by a pledge of substantially all of the assets of Ciena and the guarantors. Upon the occurrence of certain events related to the improvement of Ciena’s credit rating and repayment of all secured term loans (“Investment Grade Events”), all collateral securing the obligations under the Revolving Credit Facility will be released at Ciena’s election.

Under the Revolving Credit Facility, Ciena is also required to maintain certain financial maintenance covenants, including:

•

prior to an Investment Grade Event, a maximum Total Secured Net Leverage Ratio of no greater than 3.50 to 1.00 as of the end of any period of four fiscal quarters (provided, that in the event Ciena consummates a qualifying acquisition, Ciena can elect to increase the maximum Total Secured Net Leverage Ratio level to 4.00 to 1.00 for the fiscal quarter in which such qualifying acquisition is consummated and for the next five consecutive fiscal quarters);

•	on or after an Investment Grade Event, a maximum Total Net Leverage Ratio of no greater than 4.00 to 1.00 as of the end of any period of four fiscal quarters; and

•	a minimum Interest Coverage Ratio of no less than 3.00 to 1.00 as of the end of any period of four fiscal quarters.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing description of the Amendment is qualified by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 1.02 – TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On the Closing Date, the ABL Credit Agreement was terminated and all security interests and other liens granted to or held by Bank of America and the ABL Lenders were terminated and released. There were no loans outstanding under the ABL Credit Agreement at the time of termination.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OR A REGISTRANT

The information set forth under “Item 1.01 - Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Document

10.1	Incremental Amendment Agreement, dated October 24, 2023, by and among Ciena Corporation, Ciena Communications, Inc., Ciena Government Solutions, Inc., Ciena Communications International, LLC, Blue Planet Software, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: October 25, 2023	By:	/s/ Sheela Kosaraju
Sheela Kosaraju
Senior Vice President, General Counsel and Assistant Secretary